Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. REPORTS 2010 FOURTH QUARTER AND FULL YEAR RESULTS

• Record Fourth Quarter Revenues of $356.2 Million; Full Year of $1.4 Billion

• Fourth Quarter Diluted EPS of $0.23 including Brand Consolidation Charge of $0.33; Adjusted EPS of $0.56

• Full Year Diluted EPS of $1.51; Adjusted EPS of $2.29

• Cash and Equivalents of $384.6 Million

West Palm Beach, FL, February 24, 2011 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today reported its financial results for the fourth quarter and the full year ended December 31, 2010.

Revenues for the fourth quarter of 2010 were a fourth quarter record $356.2 million compared to $342.9 million in the prior year period and $346.1 million in the prior sequential quarter. Adjusted earnings per diluted share (EPS) were $0.56 compared to $0.71 in the prior year period. Adjusted EPS exclude a previously announced non-cash charge of approximately $21.8 million, or $0.33 impact on earnings per diluted share, resulting from the decision to unify substantially all operations under a consolidated brand - FTI Consulting - and the associated write off of trade names from certain acquired businesses. GAAP EPS were $0.23. Adjusted EBITDA was $69.3 million, or 19.5 percent of revenues, compared to $80.8 million, or 23.6 percent of revenues, in the prior year period. Adjusted EBITDA, Adjusted Segment EBITDA and Adjusted EPS (which appear in the accompanying tables) are non-GAAP measures and are described in further detail below.

Commenting on these results, Jack Dunn, President and Chief Executive Officer of the Company, said, “Our 2010 fourth quarter results continued the positive momentum we experienced in the third quarter and the validation of our strategy to offer clients a diversified suite of complementary services around the globe for every cycle of the economy. While in the third quarter our four procyclical businesses offset the decline in our core restructuring activities from the prior year, in the fourth quarter, they more than made up the difference, growing at an impressive average combined rate of 12.9%, led by Technology at 23.6% and FLC at 14.2%, while the rate of decline in Corporate Finance/Restructuring continued to slow. Our business outside the U.S. grew by 13% to 21% of total revenue from 19% in the same period last year.

”Just as importantly, we saw the continuing validation of our intellectual capital and market position. In December, our Corporate Finance/Restructuring practice was again recognized by The Deal magazine as the largest global crisis management firm in both dollar volume and number of transactions at more than two and a half times the nearest competitor. Global Competition Review magazine ranked our Economic Consulting team number one amongst competition specialists for its work in such signature matters as Oracle’s acquisition of Sun Microsystems and the United Airlines/Continental merger. Our International Arbitration practice was recognized as the leader in the Expert Witness Research category by Who’s Who Legal, and our Strategic Communications practice was awarded PR Firm of the Year by Financial Times/mergermarket, leading the league tables in Europe for an unprecedented 10th straight time.

“We enter 2011 with practices that are leaders in their respective markets and a strong financial position, with nearly $385 million in cash and equivalents for acquisitions, share repurchases and investments in our franchise and brand.”

During the quarter, the Company generated $99.2 million in cash from operations, and repurchased approximately 416,000 shares of its common stock for a total purchase price of approximately $14.5 million.

Fourth Quarter Segment Results

Corporate Finance/Restructuring

Revenues in the Corporate Finance/Restructuring segment decreased 9.4 percent to $113.2 million from $124.9 million in the fourth quarter of the prior year. Adjusted Segment EBITDA was $28.9 million, or 25.5 percent of segment revenues, compared with $43.8 million, or 35.1 percent of segment revenues, in the prior year quarter. Demand for restructuring services continued to decline from near-record levels a year-ago as a result of continued improvements in the credit markets and the macroeconomic environment. In addition, the segment saw a decline in healthcare and transaction advisory services compared to the fourth quarter of last year. This was partially offset by contributions from its acquired business in Asia, as well as continued growth in Europe. Adjusted Segment EBITDA margins declined from the prior year due to lower demand and a shift in the revenue mix.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased 14.2 percent to $81.0 million from $70.9 million in the fourth quarter of the prior year. Adjusted Segment EBITDA increased to $18.9 million, or 23.4 percent of segment revenues, compared to $16.6 million, or 23.3 percent of segment revenues, in the prior year quarter. Demand improved in litigation and regulated industries, particularly healthcare, as well as trial services and in Asia.

Economic Consulting

Revenues in the Economic Consulting segment increased 1.9 percent to $64.4 million from $63.2 million in the fourth quarter of the prior year. Adjusted Segment EBITDA was $12.9 million, or 20.0 percent of segment revenues, compared to $13.2 million, or 20.9 percent of segment revenues, for the prior year quarter. The segment continued to see growth in its Financial Economics and International Arbitration practices. M&A activity also strengthened.

Technology

Revenues in the Technology segment increased 23.6 percent to $47.7 million from $38.6 million in the fourth quarter of the prior year. Adjusted Segment EBITDA was $17.9 million, or 37.4 percent of segment revenues, compared to $13.6 million, or 35.1 percent of segment revenues, in the prior year quarter. Demand improved in litigation and investigation matters. During the quarter the segment also benefitted from increased direct license revenues and the continued growth of its Acuity™ offering. Adjusted Segment EBITDA margins improved from the prior year quarter due to the higher revenues.

Strategic Communications

Revenues in the Strategic Communications segment increased 10.2 percent to $49.9 million from $45.3 million in the fourth quarter of the prior year. Adjusted Segment EBITDA was $7.4 million, or 14.9 percent of segment revenues, compared to $6.7 million, or 14.8 percent of segment revenues, in the prior year quarter. Primary regional contributors to the segment’s growth during the quarter were the Americas and Asia-Pacific, which offset a small decline in the UK.

2011 Guidance

Based on current market conditions, the Company estimates that revenues for the year will be between $1.43 billion and $1.49 billion and diluted EPS will be between $2.00 and $2.20. Organic revenue growth is expected to be modest as the trends of the last several quarters are expected to continue. Margins are expected to be lower due to the previously announced costs associated with brand conversion, investments in strengthening infrastructure to support future growth in international markets, higher compensation expense, and increased interest costs associated with the cash raised in October through a bond offering. This guidance assumes no acquisitions and no share repurchases.

Fourth Quarter Conference Call

FTI will hold a conference call for analysts and investors to discuss fourth quarter financial results at 9:00 AM Eastern Time on February 24, 2011. The call can be accessed live and will be available for replay over the Internet for 90 days by logging onto the Company’s website, www.fticonsulting.com.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,600 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measure

Note: We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. We define Adjusted Segment EBITDA as the segment’s share of consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. We define Adjusted earnings per diluted share (Adjusted EPS) as earnings per diluted share excluding the per share impact of the special charges and debt extinguishment costs that were incurred in that year. Although Adjusted EBITDA, Adjusted Segment EBITDA and Adjusted EPS are not measures of financial condition or performance determined in accordance with generally accepted accounting principles (“GAAP”), we believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments.

Adjusted EBITDA, Adjusted Segment EBITDA and Adjusted EPS are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income. Reconciliations of operating profit to Adjusted EBITDA, segment operating profit to Adjusted Segment EBITDA and EPS to Adjusted EPS are included in the accompanying tables to today’s press release.

Safe Harbor Statement

This press release includes "forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved or that actual results will not differ from expectations. The Company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. The Company’s actual results may differ from our expectations. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include adverse financial and real estate market and general economic conditions, the pace and timing of the consummation and integration of past and future acquisitions, the Company's ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(in thousands, except per share data)

	Year Ended December 31,
	2010	2009

Revenues	$1,401,461	$1,399,946

Operating expenses
Direct cost of revenues	815,776	767,387
Selling, general and administrative expense	341,314	344,318
Special charges	52,020	—
Amortization of other intangible assets	23,910	24,701

	1,233,020	1,136,406

Operating income	168,441	263,540

Other income (expense)
Interest income and other	4,423	8,408
Interest expense	(50,263)	(44,923)
Loss on early extinguishment of debt	(5,161)	—

	(51,001)	(36,515)

Income before income tax provision	117,440	227,025
Income tax provision	45,550	83,999

Net income	$71,890	$143,026

Earnings per common share - basic	$1.58	$2.86

Weighted average common shares outstanding - basic	45,557	49,963

Earnings per common share - diluted	$1.51	$2.70

Weighted average common shares outstanding - diluted	47,471	53,044

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED DECEMBER 31, 2010 AND 2009

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,
	2010	2009

Revenues	$356,248	$342,938

Operating expenses
Direct cost of revenues	205,190	187,590
Selling, general and administrative expense	88,915	81,747
Special charges	21,775	—
Amortization of other intangible assets	5,681	6,331

	321,561	275,668

Operating income	34,687	67,270

Other income (expense)
Interest income and other	(317)	2,073
Interest expense	(15,663)	(11,446)

	(15,980)	(9,373)

Income before income tax provision	18,707	57,897
Income tax provision	8,031	21,324

Net income	$10,676	$36,573

Earnings per common share - basic	$0.24	$0.75

Weighted average common shares outstanding - basic	45,110	48,612

Earnings per common share - diluted	$0.23	$0.71

Weighted average common shares outstanding - diluted	46,693	51,433

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(unaudited)

	Revenues	Adjusted EBITDA (1)	Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)
Three Months Ended December 31, 2010
Corporate Finance/Restructuring	$113,220	$28,913	25.5%	69%	$425	725
Forensic and Litigation Consulting (4)	81,023	18,925	23.4%	69%	$322	806
Economic Consulting	64,384	12,878	20.0%	80%	$472	297
Technology (2)	47,722	17,870	37.4%	N/M	N/M	257
Strategic Communications (2)	49,899	7,421	14.9%	N/M	N/M	583

	$356,248	86,007	24.1%	N/M	N/M	2,668

Corporate		(16,668)

Adjusted EBITDA (1)		$69,339	19.5%

Year Ended December 31, 2010
Corporate Finance/Restructuring	$451,518	$116,317	25.8%	70%	$435	725
Forensic and Litigation Consulting (4)	324,478	78,244	24.1%	72%	$324	806
Economic Consulting	255,660	49,783	19.5%	79%	$472	297
Technology (2)	176,607	64,896	36.7%	N/M	N/M	257
Strategic Communications (2)	193,198	29,021	15.0%	N/M	N/M	583

	$1,401,461	338,261	24.1%	N/M	N/M	2,668

Corporate		(62,556)

Adjusted EBITDA (1)		$275,705	19.7%

Three Months Ended December 31, 2009
Corporate Finance/Restructuring	$124,940	$43,801	35.1%	64%	$453	758
Forensic and Litigation Consulting (3) (4)	70,935	16,559	23.3%	69%	$316	754
Economic Consulting	63,176	13,224	20.9%	78%	$453	302
Technology (2) (3)	38,622	13,559	35.1%	N/M	N/M	251
Strategic Communications (2)	45,265	6,709	14.8%	N/M	N/M	573

	$342,938	93,852	27.4%	N/M	N/M	2,638

Corporate		(13,010)

Adjusted EBITDA (1)		$80,842	23.6%

Year Ended December 31, 2009
Corporate Finance/Restructuring	$514,260	$175,551	34.1%	73%	$439	758
Forensic and Litigation Consulting (3) (4)	300,710	77,906	25.9%	76%	$320	754
Economic Consulting	234,723	47,845	20.4%	76%	$456	302
Technology (2) (3)	170,174	57,390	33.7%	N/M	N/M	251
Strategic Communications (2)	180,079	24,941	13.9%	N/M	N/M	573

	$1,399,946	383,633	27.4%	N/M	N/M	2,638

Corporate		(66,378)

Adjusted EBITDA (1)		$317,255	22.7%

(1)	We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. Amounts presented in the Adjusted EBITDA column for each segment reflect the segments' respective Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment's share of consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. Although Adjusted EBITDA, and Adjusted Segment EBITDA are not measures of financial condition or performance determined in accordance with generally accepted accounting principles ("GAAP"), we believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments.

Adjusted EBITDA and Adjusted Segment EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Statements of Income. See also our reconciliation of non-GAAP financial measures.

(2)	The majority of the Technology and Strategic Communications segments' revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.
(3)	Effective January 1, 2010, we implemented a change in our organizational structure that resulted in the movement of our Financial and Enterprise Data Analytics subpractice from our Technology segment to our Forensic and Litigation Consulting segment. This change has been reflected in our segment reporting for all periods presented.
(4)	2010 utilization and average billable rate calculations for our Forensic and Litigation Consulting segment include information related to non-domestic operations that was not available in 2009.

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income	$10,676	$36,573	$71,890	$143,026

Add back: Special charges, net of tax	15,553	—	33,622	—
Add back: Loss on early extinguishment of debt, net of tax	—	—	3,019	—

Adjusted net income (1)	$26,229	$36,573	$108,531	$143,026

Earnings per common share - diluted	$0.23	$0.71	$1.51	$2.70

Adjusted earnings per common share - diluted (1)	$0.56	$0.71	$2.29	$2.70

Weighted average number of common shares outstanding - diluted	46,693	51,433	47,471	53,044

(1)	We define Adjusted net income and Adjusted earnings per diluted share as net income and earnings per diluted share, respectively, excluding the impact of the special charges and loss on early extinguishment of debt that were incurred in that period, and their related income tax effects.

RECONCILIATION OF OPERATING INCOME AND NET INCOME TO ADJUSTED EBITDA

(in thousands)

(unaudited)

Three Months Ended December 31, 2010	Corporate Finance / Restructuring	Forensic and Litigation Consulting (2)	Economic Consulting	Technology (2)	Strategic Communi- cations	Corp HQ	Total

Net income							$10,676
Interest income and other							317
Interest expense							15,663
Loss on early extinguishment of debt							—
Income tax provision							8,031

Operating income	$22,503	$17,883	$12,180	$2,180	$(2,374)	$(17,685)	$34,687
Depreciation and amortization	940	853	549	2,872	774	1,208	7,196
Amortization of other intangible assets	1,593	723	296	1,832	1,237	—	5,681
Special charges	3,877	(534)	(147)	10,986	7,784	(191)	21,775

Adjusted EBITDA (1)	$28,913	$18,925	$12,878	$17,870	$7,421	$(16,668)	$69,339

Year Ended December 31, 2010

Net income							$71,890
Interest income and other							(4,423)
Interest expense							50,263
Loss on early extinguishment of debt							5,161
Income tax provision							45,550

Operating income	$95,652	$66,240	$39,482	$28,107	$11,652	$(72,692)	$168,441
Depreciation and amortization	3,736	3,325	2,418	13,397	3,226	5,232	31,334
Amortization of other intangible assets	6,463	3,653	1,216	7,479	5,099	—	23,910
Special charges	10,466	5,026	6,667	15,913	9,044	4,904	52,020

Adjusted EBITDA (1)	$116,317	$78,244	$49,783	$64,896	$29,021	$(62,556)	$275,705

Three Months Ended December 31, 2009

Net income							$36,573
Interest income and other							(2,073)
Interest expense							11,446
Income tax provision							21,324

Operating income	$41,282	$14,987	$12,263	$8,614	$4,570	$(14,446)	$67,270
Depreciation and amortization	949	692	490	2,888	786	1,436	7,241
Amortization of other intangible assets	1,570	880	471	2,057	1,353	—	6,331

Adjusted EBITDA (1)	$43,801	$16,559	$13,224	$13,559	$6,709	$(13,010)	$80,842

Year Ended December 31, 2009

Net income							$143,026
Interest income and other							(8,408)
Interest expense							44,923
Income tax provision							83,999

Operating income	$165,757	$72,386	$43,928	$37,669	$16,455	$(72,655)	$263,540
Depreciation and amortization	3,462	2,714	1,798	11,478	3,285	6,027	28,764
Amortization of other intangible assets	6,332	2,806	2,119	8,243	5,201	—	24,701
Non-operating litigation settlements	—	—	—	—	—	250	250

Adjusted EBITDA (1)	$175,551	$77,906	$47,845	$57,390	$24,941	$(66,378)	$317,255

(1)	We define Adjusted EBITDA as consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. Amounts presented in the Adjusted EBITDA column for each segment reflect the segments’ respective Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets and special charges plus non-operating litigation settlements. Although Adjusted EBITDA, and Adjusted Segment EBITDA are not measures of financial condition or performance determined in accordance with generally accepted accounting principles (“GAAP”), we believe that these measures can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use Adjusted EBITDA and Adjusted Segment EBITDA to evaluate and compare the operating performance of our segments.

Adjusted EBITDA and Adjusted Segment EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. These non-GAAP measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Statements of Income. See also our reconciliation of non-GAAP financial measures.

(2)	Effective January 1, 2010, we implemented a change in our organizational structure that resulted in the movement of our Financial and Enterprise Data Analytics subpractice from our Technology segment to our Forensic and Litigation Consulting segment. This change has been reflected in our segment reporting for all periods.

FTI CONSULTING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED December 31, 2010 and 2009

(in thousands)

	Year Ended December 31,
	2010	2009
Operating activities
Net income	$71,890	$143,026
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,334	28,765
Amortization and impairment of other intangible assets	47,666	24,702
Provision for doubtful accounts	10,720	19,866
Non-cash share-based compensation	27,121	25,631
Excess tax benefits from share-based compensation	(204)	(5,193)
Non-cash interest expense	12,670	7,214
Other	1,667	(1,604)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(18,881)	(13,314)
Notes receivable	(24,500)	(18,364)
Prepaid expenses and other assets	1,136	1,334
Accounts payable, accrued expenses and other	19,033	(14,179)
Income taxes	12,176	29,877
Accrued compensation	9,357	20,090
Billings in excess of services provided	(6,131)	2,918

Net cash provided by operating activities	195,054	250,769

Investing activities
Payments for acquisition of businesses, including contingent payments, net of cash received	(63,086)	(46,710)
Purchases of property and equipment	(22,600)	(28,557)
Purchases of short-term investments	—	(35,717)
Proceeds from sale or maturity of short-term investments	15,000	20,576
Other	(400)	520

Net cash used in investing activities	(71,086)	(89,888)

Financing activities
Borrowings under revolving line of credit	20,000	—
Payments of revolving line of credit	(20,000)	—
Payments of long-term debt and capital lease obligations	(209,747)	(13,761)
Issuance of debt securities	390,445	—
Payments of debt financing fees	(3,054)	—
Cash received for settlement of interest rate swaps	—	2,288
Purchase and retirement of common stock	(40,634)	(250,000)
Net issuance of common stock under equity compensation plans	6,196	15,699
Excess of tax benefits from share-based compensation	204	5,193
Other	442	303

Net cash provided by (used in) financing activities	143,852	(240,278)

Effect of exchange rate changes on cash and cash equivalents	(2,122)	6,427

Net increase (decrease) in cash and cash equivalents	265,698	(72,970)
Cash and cash equivalents, beginning of period	118,872	191,842

Cash and cash equivalents, end of period	$384,570	$118,872

FTI CONSULTING, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2010 AND DECEMBER 31, 2009

(in thousands, except per share amounts)

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$384,570	$118,872
Restricted cash	10,518	—
Accounts receivable:
Billed receivables	268,386	241,911
Unbilled receivables	120,896	104,959
Allowance for doubtful accounts and unbilled services	(63,205)	(59,328)

Accounts receivable, net	326,077	287,542
Current portion of notes receivable	26,130	20,853
Prepaid expenses and other current assets	28,174	45,157
Income taxes receivable	13,246	7,015
Deferred income taxes	—	20,476

Total current assets	788,715	499,915

Property and equipment, net of accumulated depreciation	73,238	80,678
Goodwill	1,269,447	1,195,949
Other intangible assets, net of amortization	134,970	175,962
Notes receivable, net of current portion	87,677	69,213
Other assets	60,312	55,621

Total assets	$2,414,359	$2,077,338

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable, accrued expenses and other	$105,864	$81,193
Accrued compensation	143,971	152,807
Current portion of long-term debt and capital lease obligations	7,559	138,101
Billings in excess of services provided	27,836	34,101
Deferred income taxes	4,052	—

Total current liabilities	289,282	406,202

Long-term debt and capital lease obligations, net of current portion	785,563	417,397
Deferred income taxes	92,134	95,704
Other liabilities	80,061	53,821

Total liabilities	1,247,040	973,124

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 46,144 (2010) and 46,985 (2009)	461	470
Additional paid-in capital	532,929	535,754
Retained earnings	687,419	615,529
Accumulated other comprehensive loss	(53,490)	(47,539)

Total stockholders’ equity	1,167,319	1,104,214

Total liabilities and stockholders’ equity	$2,414,359	$2,077,338